Exhibit 4.3

Execution Version

THE OFFER AND SALE OF THIS WARRANT AND THE SECURITIES ISSUABLE UPON EXERCISE HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[a](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

WARRANT

TO PURCHASE

SHARES OF COMMON STOCK

OF

SIENTRA, INC.

Original Issue Date: [_______, __, 202_]	No. W-[_]

FOR VALUE RECEIVED, the undersigned, Sientra, Inc., a Delaware corporation (together with its successors and assigns, the “Company”), hereby certifies that [_______] or any transferee, assignee or other subsequent holder hereof (the “Holder”) is entitled to subscribe for and purchase, at the Exercise Price per share, the Warrant Share Number of duly authorized, validly issued, fully paid and non-assessable shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”). This Warrant is issued pursuant to that certain Facility Agreement, dated as of October 12, 2022, by and among the Company, the lenders from time to time party thereto, and Deerfield Partners, L.P., as agent for itself and the other lenders (as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof, the “Facility Agreement”). The Common Shares (as defined below) issuable hereunder (the “Warrant Shares”) are entitled to the benefits of the Registration Rights Agreement (as defined below). Capitalized terms used in this Warrant and not otherwise defined herein shall have the respective meanings specified in Section 8 hereof or, if not specified in Section 8 hereof, the respective meanings ascribed thereto in the Facility Agreement.

1. Term. The right to subscribe for and purchase Warrant Shares represented hereby commences on the Original Issue Date and shall expire at 5:00 p.m. (New York City time) on [_________]1 (such period being the “Term”).

2. Method of Exercise; Payment; Issuance of New Warrant; Transfer and Exchange.

(a) Exercise of Warrant. The purchase rights represented by this Warrant may be exercised in whole or in part at any time and from time to time during the Term by delivering to the Company (by electronic mail or otherwise in accordance with Section 11) written notice of such exercise in the form attached hereto as Exhibit A (each, an “Exercise Form”) and, except as otherwise provided in Section 2(o) in respect of Excess Warrant Shares, the applicable Exercise Price, which may be satisfied by a Cash Exercise or a Cashless Exercise or a Note Exchange Exercise (as each is defined below), for each Warrant Share as to which this Warrant is being exercised. The “Exercise Date” in respect of each exercise of this Warrant shall be defined as the date that the Exercise Form in respect of such exercise is delivered to the Company in accordance with the terms hereof. In the event that this Warrant has not been exercised in full as of the last Business Day during the Term, the Holder shall be deemed to have exercised the purchase rights represented by this Warrant in full as a Cashless Exercise as of 4:59 p.m. (New York City time) on such last Business Day (and such last Business Day shall be deemed the Exercise Date for purposes of such exercise).

(b) Cash Exercise. The Holder may pay the Exercise Price in respect of any Warrant Share(s) in cash (a “Cash Exercise”). Except as otherwise provided in Section 2(o) in respect of Excess Warrant Shares, in the case of a Cash Exercise, within two (2) Trading Days (or, if less, the number of Trading Days comprising the Standard Settlement Period on the Exercise Date) following the Exercise Date as aforesaid, the Holder shall deliver the aggregate Exercise Price for the Warrant Shares specified in the applicable Exercise Form by wire transfer or cashier’s check drawn on a United States bank.

(c) Net Issue Exercise. In lieu of paying the Exercise Price in respect of any Warrant Share(s) in cash, the Holder, at its option, may exercise this Warrant (in whole or in part) on a cashless basis by making appropriate notation on the applicable Exercise Form, in which event the Company shall issue to the Holder a number of Warrant Shares computed using the following formula (a “Cashless Exercise”):

Where:	X	= the number of the Warrant Shares to be issued to the Holder.
	Y	= the number of Warrant Shares with respect to which the Warrant is exercised.
	A	= the fair market value of one share of Common Stock on the Exercise Date.

[1]	NTD: The term will expire on the Maturity Date.

B	= the Exercise Price (as adjusted to the date of such calculation).

For purposes of this Section 2(c), the “fair market value” of one share of Common Stock on the date of determination shall mean:

(i) if the Market Price can be calculated in accordance with the definitions of “Market Price” and “Volume Weighted Average Price,” the Market Price per share of Common Stock as of the Exercise Date; and

(ii) if the Common Stock cannot be calculated in accordance with the definitions of “Market Price” and “Volume Weighted Average Price,” the fair market value of a share of Common Stock shall be such fair market value as determined in good faith by the Company in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company for this purpose; provided that the Holder shall have a right to receive from the Company the calculations performed to arrive at such fair market value and a copy of the opinion of such investment banking firm and any report prepared by such investment banking firm and delivered to the Company in connection therewith.

The date of determination for purposes of this Section 2(c) shall be the date the Exercise Form is delivered by the Holder to the Company.

(d) Note Exchange Exercise. In lieu of paying all or any portion of the Exercise Price in respect of any Warrant Share(s) in cash, Holder, at its option, may exercise this Warrant (in whole or in part) through a reduction of an amount of principal outstanding under any Convertible Notes then held by Holder, in accordance with Section 2.2 of the Facility Agreement, (a “Note Exchange Exercise”).

(e) Issuance of Warrant Shares and New Warrant. Subject to Section 2(o), in the event of any exercise of the purchase rights represented by this Warrant in accordance with the terms hereof, the Warrant Shares issuable upon such exercise shall be delivered by the Company, (i) in the case of an exercise at a time when any of the Unrestricted Conditions is met as of the Exercise Date in respect of such Warrant Shares, by causing the Company’s designated transfer agent (“Transfer Agent”) to electronically transmit the Warrant Shares issuable upon such exercise to the Holder by crediting the account of the Holder’s prime broker with The Depository Trust Company (“DTC”), through its Deposit/Withdrawal at Custodian (“DWAC”) system, as specified in the relevant Exercise Form, no later than the later of (x) two (2) Trading Days (or, if less, the number of Trading Days comprising the Standard Settlement Period) after the relevant Exercise Date and, (y) in the case of a Cash Exercise, one (1) Trading Day after the date the applicable aggregate Exercise Price is received by the Company, or (ii) in the case of an exercise at a time when the Warrant Shares issuable upon such exercise are required to bear a restrictive legend pursuant to Section 2(f)(ii) because none of the Unrestricted Conditions is met in respect thereof, issue and dispatch by overnight courier to the address as specified in the Exercise Form, a certificate, registered in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise, within five (5) Trading Days after the relevant Exercise Date. Upon the exercise of this Warrant or any part hereof, the Company shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, if applicable, as shall be necessary to enable the Transfer Agent to transmit to the Holder in accordance with this Section 2(d) the number of Warrant Shares issuable upon such exercise. The Company warrants that no instructions other than these instructions have been or will be given to the Transfer Agent in respect of the Warrant Shares and that the Warrant Shares will not contain any legend or be subject to any stop transfer or similar instruction if any of the Unrestricted Conditions is met in respect thereof. Upon the delivery of an Exercise Form in accordance with Section 2(a), the Holder shall be deemed for all purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date such Warrant Shares are credited to the Holder’s or its designee’s DTC account or the date of delivery of the certificates evidencing such Warrant Shares, as the case may be; provided, for the avoidance of doubt, that during the Authorized Share Restriction Period, upon the exercise of this Warrant for Excess Conversion Shares, the Holder shall not be deemed to be a holder of such Excess Conversion Shares. The Holder shall not be required to physically surrender this Warrant to the Company until the Holder has purchased all of the Warrant Shares available hereunder and this Warrant has been exercised in full, in which case the Holder shall surrender this Warrant to the Company for cancellation within three (3) Trading Days following the date the final Exercise Form is delivered to the Company. Execution and delivery of an Exercise Form with respect to a partial exercise shall have the same effect as cancellation of the original Warrant and issuance of a new Warrant evidencing the right to purchase the remaining number of Warrant Shares. The Holder and the Company shall maintain records showing the number of Warrant Shares purchased and the remaining number of Warrant Shares. The Holder and any assignee of the Holder, by acceptance of this Warrant, acknowledges and agrees that, by reason of the provisions of this paragraph, following the purchase of a portion of the Warrant Shares hereunder, the Warrant Share Number (and, therefore, the number of Warrant Shares available for purchase hereunder) at any given time may be less than the amount stated herein.

(f) Transferability of Warrant. Subject to Section 2(g)(iii), this Warrant and all rights hereunder are transferable, in whole or in part, by the Holder without charge to the Holder, upon surrender of this Warrant to the Company at its then principal executive offices with a properly completed and duly executed Assignment Form in the form attached hereto as Exhibit B. Within three (3) Trading Days of such surrender and delivery (the “Transfer Delivery Period”), the Company shall execute and deliver a new Warrant or Warrants in the name of the assignee or assignees and in the denominations specified in such instrument of assignment, and shall issue to the assignor a new Warrant evidencing the portion of this Warrant, if any, not so assigned and this Warrant shall promptly thereafter be cancelled. Notwithstanding anything herein to the contrary, this Warrant, if properly assigned in accordance herewith, may be exercised by a new Holder for the purchase of Warrant Shares immediately upon such assignment without having a new Warrant issued. The Holder shall pay any Transfer Taxes (as such term is defined in Section 5(b) below) imposed in connection with such transfer or assignment (if any).

(g) Restrictive Legend.

(i) The Holder understands that until such time as this Warrant and the Warrant Shares have been registered under the Securities Act or otherwise may be sold pursuant to Rule 144 or an exemption from registration under the Securities Act without any restriction as to the number of securities as of a particular date that can then be immediately sold, this Warrant and the Warrant Shares may bear a restrictive legend in substantially the following form (and a stop-transfer order consistent therewith may be placed against transfer of the certificates for such securities) (the “Securities Law Legend”):

“THE OFFER AND SALE OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS. THE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR ASSIGNED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, EXCEPT PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, INCLUDING PURSUANT TO RULE 144 UNDER THE SECURITIES ACT OR PURSUANT TO A PRIVATE SALE EFFECTED UNDER SECTION 4(a)(7) OF THE SECURITIES ACT OR APPLICABLE FORMAL OR INFORMAL SEC INTERPRETATION OR GUIDANCE, SUCH AS A SO-CALLED “4[(a)](1) AND A HALF SALE.” NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

(ii) This Warrant and Warrant Shares (and any certificates or electronic book entries evidencing the Warrant Shares) shall not contain or be subject to (and Holder shall be entitled to removal of) any legend (or stop transfer or similar instruction) restricting the transfer thereof (including the Securities Law Legend): (A) while a registration statement (including a Registration Statement, as defined in the Registration Rights Agreement) covering the sale or resale of such securities is effective under the Securities Act, or (B) if the Holder provides customary certifications to the effect that it has sold, or is selling substantially contemporaneously with the delivery of such certifications, such securities pursuant to such a registration statement or Rule 144 under the Securities Act, or (C) if such securities are eligible for sale under Rule 144(b)(1) under the Securities Act as set forth in customary, non-affiliate certifications provided by the Holder, or (D) if at any time on or after the date hereof that the Holder certifies that it is not a Rule 144 Affiliate and that the Holder’s holding period for purposes of Rule 144 (including, for the avoidance of doubt, subsection (d)(3)(ii) thereof) of at least six (6) months, or

(E) if such legend is not otherwise required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the staff of the SEC) as determined in good faith by counsel to the Company or as set forth in a legal opinion delivered by Katten Muchin Rosenman LLP or other nationally recognized counsel to the Holder (collectively, the “Unrestricted Conditions”). The Company shall cause its counsel to issue a legal opinion to the Transfer Agent, promptly after the Registration Effective Date, or at such other time as any of the Unrestricted Conditions has been satisfied, if required by the Transfer Agent to effect the issuance of this Warrant or the Warrant Shares, as applicable, without a restrictive legend or removal of the legend hereunder. If any of the Unrestricted Conditions is met at the time of issuance of the Warrant Shares then such Warrant Shares shall be issued free of all legends and stop-transfer instructions. The Company agrees that following the Registration Effective Date or at such other time as any of the Unrestricted Conditions is met or such legend is otherwise no longer required under this Section 2(g), it will, no later than the earlier of (x) two (2) Trading Days and (y) the number of Trading Days comprising the Standard Settlement Period following the delivery by the Holder to the Company or the Transfer Agent of the Warrant Shares issued with a restrictive legend, deliver or cause to be delivered to the Holder or its designee the Warrant Shares free from all restrictive and other legends (or similar notations) by crediting the account of the Holder’s prime broker with DTC, through its DWAC system. For purposes hereof, “Registration Effective Date” shall mean the date that the first Registration Statement covering the Warrant Shares that the Company is required to file pursuant to the Registration Rights Agreement has been declared effective by the SEC. The Company acknowledges and agrees that, if the Holder delivers a certification that it is not an “affiliate” of the Company (as such term is used under Rule 144 under the Securities Act) and has not been an Affiliate for a period of three months, then from and after the delivery thereof, the Holder shall be deemed to have certified that it is not an “affiliate” of the Company (as such term is used under Rule 144 under the Securities Act) upon each delivery of an Exercise Form, unless the Holder otherwise advises the Company in writing. For purposes of Rule 144 under the Securities Act and subsection (d)(3)(ii) thereof, it is intended, understood and acknowledged that (X) this Warrant shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, on the date of issuance of the Convertible Note in respect of which this Warrant was issued, and (Y) the Warrant Shares issuable upon any exercise of this Warrant pursuant to a Cashless Exercise or a Note Exchange Exercise shall be deemed to have been acquired, and the holding period thereof shall be deemed to have commenced, on the date of issuance of the Convertible Note in respect of which this Warrant was issued. The Holder, by acceptance hereof, acknowledges and agrees that the removal of any restrictive legends from any securities as set forth in this Section 2(g)(ii) is predicated upon the Company’s reliance that the Holder will sell such securities pursuant to either the registration requirements of the Securities Act or an exemption therefrom, and that if such securities are sold pursuant to a registration statement, they will be sold while such registration statement is effective and available for resales of such securities, in compliance with the plan of distribution set forth therein.

(iii) The Holder covenants that it will not sell or otherwise transfer any Warrants or Warrant Shares except pursuant to an effective registration statement under the Securities Act or pursuant to an exemption from the registration and prospectus-delivery requirements of the Securities Act.

(h) No Fractional Shares or Scrip. No fractional shares or scrip representing fractional Warrant Shares shall be issued upon the exercise of this Warrant. If pursuant to an exercise of this Warrant the Holder would be entitled to a fractional Common Share, then either (i) the number of Common Shares issuable upon such exercise shall be rounded up to the next higher whole number of Common Shares or (ii) the Company will pay, in lieu of delivering such fractional share, a cash amount equal to the product of the related fraction and the Volume Weighted Average Price per share of Common Stock on the trading day immediately before the related Exercise Date.

(i) Replacement of Warrant. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and substance to the Company or, in the case of mutilation, on surrender and cancellation of this Warrant, the Company shall execute and deliver, in lieu of this Warrant, a new Warrant of like tenor and amount.

(j) No Rights of Stockholders. Except as otherwise provided herein, including in Section 4(b), the Holder shall not be entitled to vote or be otherwise deemed the holder of Common Shares or any other securities of the Company that may at any time be issuable on the exercise hereof for any purpose under this Agreement, nor shall anything contained herein be construed to confer upon the Holder, as such, any of the rights of a stockholder of the Company or any right to vote for the election of directors or upon any matter submitted to stockholders at any meeting thereof, or to give or withhold consent to any corporate action (whether upon any recapitalization, issuance of stock, reclassification of stock, change of par value, or change of stock to no par value, consolidation, merger, conveyance, or otherwise) or to receive notice of meetings.

(k) Holder’s Exercise Limitations. Notwithstanding anything to the contrary contained herein, the Company shall not effect any exercise of this Warrant (or issue any Warrant Shares thereupon), and the Holder shall not have the right to exercise any portion of this Warrant or acquire Warrant Shares pursuant to Section 2(c) or otherwise, to the extent that after giving effect to such exercise as contemplated by the applicable Exercise Form, the number of Common Shares then beneficially owned by the Holder and its Affiliates and any other Persons whose beneficial ownership of Common Stock would be aggregated with the Holder’s for purposes of Section 13(d) of the Exchange Act (including shares held by any “group” of which the Holder is a member, but excluding shares beneficially owned by virtue of the ownership of securities or rights to acquire securities that have limitations on the right to convert, exercise or purchase similar to the limitation set forth herein), would exceed 4.985% of the total number of Common Shares issued (excluding treasury shares) (the “Beneficial Ownership Limitation”); provided, however, that the Beneficial Ownership Limitation shall only apply to the extent that the Common Stock is deemed to constitute an “equity security” pursuant to Rule 13d-1(i) promulgated under the Exchange Act. For purposes hereof, “group” has the meaning set forth in Section 13(d) of the Exchange Act and applicable regulations of the SEC, and the percentage beneficially owned by the Holder shall be determined in a manner consistent with the provisions of Section 13(d) of the Exchange Act. For purposes hereof, the Holder may rely on the number of outstanding Common Shares as set forth in the Company’s most recent annual report filed with the SEC, or any report filed by the Company with the SEC subsequent thereto, in each case, unless the Company has confirmed to the Holder the number of Common Shares outstanding as provided in the next sentence (in which case the Holder may rely upon such confirmation); provided, that the number of outstanding shares of Common Stock for such purposes shall be determined after giving effect to the exercise or conversion of securities of the Company, including this Warrant, any other Warrants and any convertible notes (including the Convertible Notes), by the Holder and its Affiliates since the date as of which such number of outstanding shares of Common Stock was reported. Upon the written request of the Holder, the Company shall, within two (2) Trading Days, confirm in writing to the Holder the number of Common Shares then outstanding. Each delivery of an Exercise Form by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this paragraph and determined that the issuance of the full number of Common Shares requested in such Exercise Form is permitted under this paragraph.

(l) Cash Damages for Failure to Timely Issue Warrant Shares. If by the first (1st) Trading Day following the expiration of the Delivery Period or, in the case of an exercise of this Warrant for Excess Warrant Shares, the date on which the Cash Settlement Amount is payable (the “Cash Damages Trigger Date”), the Company shall fail to issue and deliver a certificate to the Holder for, or, if as required by Section 2(e) hereof the Transfer Agent shall fail to credit the Holder’s or its designee’s balance account with DTC with, the applicable number of Warrant Shares (in each case, free of any restrictive legend, provided that any Unrestricted Condition is satisfied), then, in addition to all other available remedies that the Holder may pursue hereunder and under the Facility Documents or otherwise at law or in equity, the Company shall pay additional damages to the Holder, in cash, for each thirty (30) day period after such Cash Damages Trigger Date such exercise is not timely effected in an amount equal to (prorated for any partial period) one percent (1.5%) of (y) in the case of a failure to deliver Warrant Shares, the product of (I) the number of Warrant Shares not issued and delivered to the Holder (in each case, free of any restrictive legend, provided, that any Unrestricted Condition is satisfied) or its designee prior to the expiration of the Delivery Period and to which the Holder is entitled and (II) the Volume Weighted Average Price of a share of Common Stock on the last day of the Delivery Period or (z) in the case of a failure to timely pay a Cash Settlement Amount, such Cash Settlement Amount. Alternatively, in lieu of foregoing damages but in addition to any other rights or remedies available to the Holder under this Warrant or any other Facility Document or otherwise at law or in equity, at the written election of the Holder made in the Holder’s sole discretion, if, on or after the last day of the Delivery Period in respect of such Exercise, the Holder or its brokerage firm purchases (in an open market transaction or otherwise) shares of Common Stock to deliver in satisfaction of a sale by the Holder of the Warrant Shares that the Holder was entitled to receive upon such exercise (such purchased shares, “Buy-In Shares”), the Company shall (1) be obligated to promptly pay to the Holder (in addition to all other available remedies that the Holder may otherwise have), 105% of the amount by which (A) the Holder’s total purchase price (including brokerage commissions, if any) for such Buy-In Shares exceeds (B) the net proceeds received by the Holder from the sale of a number of shares equal to up to the number of Warrant Shares such Holder was entitled to receive but had not received on or before the last day of such Delivery Period Date, and (2) at the option of the Holder, either reinstate the portion of this Warrant and equivalent number of Warrant Shares for which such exercise was not honored (and refund the Exercise Price therefor, to the extent paid by Holder), or deliver to the Holder the number of Common Shares that would have been issued had the Company timely complied with its exercise and delivery obligations hereunder. If the Company fails to pay the additional damages set forth in this Section 2(l) within five (5) Trading Days of the date incurred, then the Holder shall have the right at any time, so long as the Company continues to fail to make such payments, to require the Company, upon written notice, to immediately issue, in lieu of such cash damages, the number of Common Shares equal to the quotient of (X) the aggregate amount of the damages payments described herein divided by (Y) the Exercise Price applicable to the exercise of the Warrant to which the additional damages relate. Nothing herein shall limit a Holder’s right to pursue any other remedies available to it hereunder, at law or in equity including a decree of specific performance and/or injunctive relief with respect to the Company’s failure to timely deliver the Common Shares upon exercise of this Warrant as required pursuant to the terms hereof.

(m) Void Exercise Form. If for any reason the Holder has not received all of the Warrant Shares (free of any restrictive legend, provided that any Unrestricted Condition is satisfied) prior to the fifteenth (15th) Business Day after the expiration of the Delivery Period with respect to an exercise of this Warrant in accordance with Section 2(e) or, in the case of Excess Warrant Shares, has not received all of the Cash Settlement Amount by the due date therefor, then the Holder, upon written notice to the Company by facsimile or electronic mail (a “Void Exercise Notice”), may void its Exercise Form with respect to, and retain or have returned, as the case may be, any portion of this Warrant with respect to which Warrant Shares have not been delivered pursuant to the Holder’s Exercise Form or, in the case of Excess Conversion Shares, with respect to which a Cash Settlement Amount has not been paid; provided, that the voiding of the Holder’s Exercise Form shall not affect the Company’s obligations to make any payments that have accrued prior to the date of such Void Conversion Notice pursuant to Section 2(l).

(n) Authorized Share Cap. Notwithstanding anything to the contrary contained herein, during the Authorized Share Restriction Period, the Company shall not issue, upon exercise of this Warrant (in whole or in part) Common Shares in an amount greater than the difference of (i) the Authorized Share Cap Amount, as then in effect, minus (ii) the aggregate number of Conversion Shares (as defined in the Convertible Note) and Warrant Shares (in each case, subject to appropriate adjustment for any Stock Event that occurs after the issuance of any Conversion Shares or Warrant Shares, as applicable) issued prior to such time upon exercise of Warrants and conversion of Convertible Notes by Holder (subject to adjustment as provided herein, the “Cap Allocation Amount”). In the event that Holder shall sell or otherwise transfer this Warrant (in whole or in part), the Cap Allocation Amount applicable hereto immediately prior to such transfer shall be allocated to the Warrant acquired by the transferee as shall be determined by Holder and such transferee.

(o) Cash Settlement. Upon the exercise of this Warrant (in whole or in part) by Holder during the Cash Settlement Period, (i) the Holder shall not be required to deliver the applicable Exercise Price in respect of any Excess Warrant Shares, (ii) the Company shall not issue any Excess Warrant Shares, and (iii) in lieu of delivering Excess Warrant Shares, the Company shall pay to the Holder an amount in cash (the “Cash Settlement Amount”) equal the amount (referred to as “X” below) determined using the following formula: X = Y(A–B), with the terms included in the formula being as defined in Section 2(c) except that “A” shall mean the Closing Price per Common Share on the Trading Day immediately preceding the applicable Exercise Date. For the avoidance of doubt, the Holder shall not be required to specify (in an Exercise Form or otherwise) whether an exercise would result in Excess Warrant Shares or require payment of a Cash Settlement Amount. The Cash Settlement Amount shall be paid, in cash, to the Holder within three (3) Business Days following the Exercise Date in accordance with instructions provided by Holder. In the event that (i) the Company consummates a Major Transaction, the Company shall pay, or cause the relevant Successor Entity to pay, to the Holder, concurrently with the consummation of such Major Transaction, all Cash Settlement Amounts payable to the Holder that remain unpaid as of the date such Major Transaction is consummated or (ii) the Obligations become due and payable pursuant to the Facility Agreement, all Cash Settlement Amounts that remain unpaid shall simultaneously become due and payable to Holder.

3. Certain Representations and Agreements. The Company represents, covenants and agrees:

(a) This Warrant is, and any Warrant issued in substitution for or replacement of this Warrant shall be, upon issuance, duly authorized and validly issued.

(b) All Warrant Shares issuable upon the exercise of, or otherwise pursuant to, this Warrant pursuant to the terms hereof shall be, upon issuance, and the Company shall take all such actions as may be necessary or appropriate in order that such Warrant Shares are, validly issued, fully paid and non-assessable, issued without violation of any preemptive or similar rights of any stockholder of the Company, and free from all taxes, liens and charges. As of the Original Issue Date, the Company has reserved from its authorized and unissued Common Shares, exclusively for issuance upon exercise of this Warrant, and from and after the Original Issue Date the Company shall at all times reserve and keep available out of its authorized but unissued Common Shares solely for the purpose of effecting exercises of this Warrant, such number of Common Shares as shall from time to time be sufficient to effect the exercise of this Warrant in full for cash (without giving effect to the Beneficial Ownership Limitation); and if at any time the number of authorized but unissued Common Shares shall not be sufficient to effect the exercise of this Warrant in full, the Company will use reasonable best efforts to take such corporate action as may be necessary to increase its authorized but unissued Common Shares to such number of shares as shall be sufficient for such purpose, including, without limitation, calling a special meeting of stockholders and/or any other relevant corporate body to amend the Company’s charter increasing the authorized share capital of the sufficiently high to meet the Company’s obligations under this Section 3(b).

(c) The Company shall take all such actions as may be necessary to ensure that all Warrant Shares are issued without violation of any applicable law or governmental regulation or any requirements of any securities exchange upon which shares of the Company’s capital stock may be listed at the time of such exercise.

(d) The Company will procure, subject to issuance or notice of issuance, the listing of any Warrant Shares issuable upon exercise of this Warrant on the principal stock exchange on which the Common Stock is then listed or traded.

4. Adjustments and Other Rights. The Exercise Price and Warrant Share Number shall be subject to adjustment from time to time as follows; provided, that no single event shall cause an adjustment or distribution under more than one subsection of this Section 4 so as to result in duplication.

(a) Stock Splits, Subdivisions, Reclassifications or Combinations. If the Company shall at any time or from time to time (i) pay or make a dividend or make a distribution on its Common Stock in Common Shares, (ii) split, subdivide or reclassify the outstanding Common Shares into a greater number of shares or (iii) combine or reclassify the outstanding Common Shares into a smaller number of shares, the Warrant Share Number at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be proportionately adjusted so that the Holder immediately after such record date or effective date, as the case may be, shall be entitled to purchase the number of Common Shares which such Holder would have owned or been entitled to receive in respect of the Common Shares subject to this Warrant after such date had such Holder held a number of Common Shares equal to the Warrant Share Number immediately prior to such record date or effective date, as the case may be. In the event of such adjustment, the Exercise Price in effect at the time of the record date for such dividend or distribution or the effective date of such split, subdivision, combination or reclassification shall be immediately adjusted to the number obtained by dividing (x) the product of (1) the Warrant Share Number before the adjustment determined pursuant to the immediately preceding sentence and (2) the Exercise Price in effect immediately prior to the record or effective date, as the case may be, for the dividend, distribution, split, subdivision, combination or reclassification giving rise to such adjustment by (y) the new Warrant Share Number determined pursuant to the immediately preceding sentence.

(b) Distributions. Notwithstanding anything to the contrary contained herein (including, for the avoidance of doubt, Section 2(j)), the Holder, as the holder of this Warrant, shall be entitled to receive, and shall be paid by the Company, any dividend paid or distribution of any kind made to the holders of Common Stock, other than a dividend or distribution resulting in an adjustment pursuant to Section 4(a), to the same extent as if the Holder had exercised this Warrant in full in a Cash Exercise (without regard to the Beneficial Ownership Limitation, the Cap Allocation Amount, the existence of the Authorized Share Restriction Period or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) and had held such Warrant Shares on the record date for such dividend or distribution (or, if there is no record date therefor, on the date of such dividend or distribution). Payments or distributions under this Section 4(b) shall be made concurrently with the dividend or distribution to holders of the Common Stock. For the avoidance of doubt, if at any time the Company grants, issues or sells any options, convertible securities or rights to purchase stock, warrants, securities or other property pro rata to the record holders of any class of its capital stock (the “Purchase Rights”), and such grant, issuance or sale does not result in a dividend or distribution resulting in an adjustment pursuant to Section 4(a), then the Holder will be entitled to acquire, upon the terms applicable to such Purchase Rights, the aggregate Purchase Rights that the Holder could have acquired if the Holder had held the number of shares of Common Stock acquirable upon exercise in full of this Warrant (without regard to the Beneficial Ownership Limitation, the Cap Allocation Amount, the existence of the Authorized Share Restriction Period or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance) immediately before the date on which a record is taken for the grant, issuance or sale of such Purchase Rights, or, if no such record is taken, the date as of which the record holders of Common Stock are to be determined for the grant, issue or sale of such Purchase Rights.

(c) Event of Default. Not later than two Business Days following the occurrence of an Event of Default, the Company shall deliver written notice thereof via electronic mail and overnight courier to the Holder (a “Default Notice”), which notice shall prominently indicate that it is a “Default Notice.” In the event of an Event of Default, the Company or any Successor Entity (as defined below) shall, at the Holder’s option, exercisable by written election of the Holder delivered to the Company at any time prior to the thirtieth (30th) day following the occurrence of the Event of Default (or, if later, the thirtieth (30th) day following the date of delivery to the Holder of the Default Notice in respect of such Event of Default), purchase this Warrant from the Holder by paying or delivering to the Holder an amount in cash equal to the Black Scholes Value of the unexercised portion of this Warrant (a “Default Redemption”). For purposes of clarification, (i) the Holder shall not be required to exercise the Warrant or pay the Exercise Price in order to receive such Black-Scholes Value. The payment of such Black-Scholes Value will be made by wire transfer of immediately available funds within five (5) Business Days of the Holder’s election. The Beneficial Ownership Limitation, the Cap Allocation Amount, the Authorized Share Restriction Period and any other restriction or limitation on exercise of this Warrant (including any such restriction or limitation resulting from an insufficient number of authorized, reserved and available shares to effect the exercise of this Warrant) shall be disregarded for purposes of the determination of the Black Scholes Value of the remaining unexercised portion of this Warrant.

(d) Major Transaction.

(i) At least thirty (30) days prior to the consummation of any Major Transaction, but, in any event, within one (1) Trading Day following the first to occur of (x) the date of the public announcement of such Major

Transaction if such announcement is made before 4:00 p.m., New York City time, or (y) the day following the public announcement of such Major Transaction if such announcement is made at or after 4:00 p.m., New York City time, the Company shall deliver written notice thereof via electronic mail and overnight courier to Holder (a “Major Transaction Notice”). The Company shall make a public announcement of any Major Transaction no later than one (1) Trading Day after the Company first has knowledge of the occurrence thereof. Each Major Transaction Notice shall prominently indicate that it is a “Major Transaction Notice” and the subject of any email that contains or attaches a Major Transaction Notice shall be “SIEN – Major Transaction Notice.” Each Major Transaction Notice shall set forth the date on which the applicable Major Transaction has been or will be consummated (or, if such date is not known, the Company’s good faith estimate of the date of such consummation). If a Major Transaction shall not have been consummated within thirty (30) days following the date the Major Transaction Notice with respect thereto shall have first been delivered to the Holder, then promptly following such thirtieth (30th) day, such Major Transaction Notice shall be re-sent in accordance with this Section 4(d)(i) (provided, that such notice shall be updated, if applicable, to reflect the Company’s good faith estimate of the date on which the Major Transaction will be consummated as of the date such notice is re-sent). Without limiting the rights and remedies of the Holder hereunder or under the Facility Documents or otherwise at law or in equity, the failure to timely deliver or re-send any Major Transaction Notice or other notice pursuant to this Section 4 or to include any required information in such notice shall toll any time period hereunder for any response responding to, or taking any action following, such notice by the Holder.

(ii) Subject to the right of the Holder to elect a Major Transaction Redemption, in the event of a Major Transaction, then, upon any subsequent exercise of this Warrant, the Holder shall have the right to receive, for each Warrant Share that would have been issuable upon such exercise immediately prior to the occurrence of such Major Transaction, at the option of the Holder (without regard to any limitation in Section 2(e) on the exercise of this Warrant or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance), the number of shares of Common Stock of the successor or acquiring corporation or of the Company, if it is the surviving corporation, and any additional consideration (the “Alternate Consideration”) receivable as a result of such Major Transaction by a holder of the number of shares of Common Stock for which this Warrant is exercisable immediately prior to such Major Transaction (without regard to the Beneficial Ownership Limitation, the Cap Allocation Amount, the existence of the Authorized Share Restriction Period or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance), assuming this Warrant were exercised for cash. For purposes of any such exercise, the determination of the Exercise

Price shall be appropriately adjusted to apply to such Alternate Consideration based on the amount of Alternate Consideration issuable in respect of one share of Common Stock in such Major Transaction, and the Company shall apportion the Exercise Price among the Alternate Consideration in a reasonable manner reflecting the relative value of any different components of the Alternate Consideration. If holders of Common Stock are given any choice as to the securities, cash or property to be received in a Major Transaction, then the Holder shall be given the same choice as to the Alternate Consideration it receives upon any exercise of this Warrant following such Major Transaction. The Company shall cause any acquiring, surviving or successor entity in a Major Transaction in which the Company does not survive as the parent entity (the “Successor Entity”) to assume in writing all of the obligations of the Company under this Warrant in accordance with the provisions of this Section 3(e) pursuant to written agreements in form and substance reasonably satisfactory to the Holder and approved by the Holder (without unreasonable delay) prior to such Major Transaction and shall, at the option of the Holder, deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant which is exercisable for a corresponding number of shares of capital stock of such Successor Entity (or its parent entity) equivalent to the shares of Common Stock acquirable and receivable upon exercise of this Warrant (without regard to any limitations on the exercise of this Warrant or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance, and assuming this Warrant is exercised for cash) prior to such Major Transaction, and with an exercise price which applies the exercise price hereunder to such shares of capital stock (but taking into account the relative value of the shares of Common Stock pursuant to such Major Transaction and the value of such shares of capital stock, such number of shares of capital stock and such exercise price being for the purpose of protecting the economic value of this Warrant immediately prior to the consummation of such Major Transaction), and which is reasonably satisfactory in form and substance to the Holder. Upon the occurrence of any such Major Transaction, the Successor Entity shall be added to the term “Company” under this Warrant (so that from and after the occurrence or consummation of such Major Transaction, each and every provision of this Warrant and the other Transaction Documents referring to the “Company” shall refer instead to each of the Company and the Successor Entity or Successor Entities, jointly and severally), and the Successor Entity or Successor Entities, jointly and severally with the Company, may exercise every right and power of the Company prior thereto and the Successor Entity or Successor Entities shall assume all of the obligations of the Company prior thereto under this Warrant and the other Transaction Documents with the same effect as if the Company and such Successor Entity or Successor Entities, jointly and severally, had been named as the Company herein.

Notwithstanding the foregoing and without regard to the Beneficial Ownership Limitation, the Cap Allocation Amount, the existence of the Authorized Share Restriction Period or any other limitations on exercise herein or elsewhere and without regard to whether or not a sufficient number of shares are authorized, reserved and available to effect any such exercise and issuance, in the event of a Major Transaction, the Company or any Successor Entity shall, at the Holder’s option, exercisable by written election of the Holder delivered to the Company at any time prior to the thirtieth (30th) day following the consummation of the Major Transaction (or, if later, the thirtieth (30th) day following the later of the date of the public announcement of the applicable Major Transaction and the date of delivery to the Holder of the last Major Transaction Notice delivered in respect of such Major Transaction), purchase this Warrant from the Holder by paying or delivering to the Holder the Major Transaction Consideration (a “Major Transaction Redemption”). For purposes of clarification, (i) the Holder shall not be required to exercise the Warrant or pay the Exercise Price in order to receive the Major Transaction Consideration. The payment of any cash component of the Major Transaction Consideration will be made by wire transfer of immediately available funds within five (5) Business Days of the Holder’s election (or, if later, on the effective date of the Major Transaction) and (ii) the delivery of any non-cash component(s) of the Major Transaction Consideration shall be delivered to the Holder on substantially the same basis as a holder of Common Shares would be entitled to received comparable consideration as a result of the Major Transaction. The Beneficial Ownership Limitation, the Cap Allocation Amount, the Authorized Share Restriction Period and any other restriction or limitation on exercise of this Warrant (including any such restriction or limitation resulting from an insufficient number of authorized, reserved and available shares to effect the exercise of this Warrant) shall be disregarded for purposes of the determination of the Black Scholes Value of the remaining unexercised portion of this Warrant.

(iii) The Company shall cause any Successor Entity in a Major Transaction to assume in writing all of the obligations of the Company under this Warrant and the Registration Rights Agreement in accordance with the provisions hereof and thereof pursuant to written agreements in form and substance approved by the Required Holders (which approval shall not be unreasonably withheld, conditioned or delayed), including agreements to deliver to the Holder in exchange for this Warrant a security of the Successor Entity evidenced by a written instrument substantially similar in form and substance to this Warrant. Upon the occurrence of any such Major Transaction in which there is a Successor Entity, the Successor Entity shall succeed to, and be substituted for (so that from and after the date of such Major Transaction, the provisions of this Warrant referring to the “Company” shall refer instead to the Successor Entity), and may exercise every right and power of the Company and shall assume all of the obligations of the Company under this Warrant and the Registration Rights Agreement with the same effect as if such Successor Entity had been named as the Company herein and therein.

(iv) Notwithstanding anything to the contrary contained herein, the Holder may deliver an Exercise Form not less than five (5) Business Days prior to the closing of a Major Transaction or Asset Sale that provides for the exercise of this Warrant (in whole or in part), in the case of a Major Transaction in which the Company survives as the parent entity, that is conditioned upon, and shall occur concurrently with, the consummation of such Major Transaction, or in the case of a Major Transaction in which there is a Successor Entity, that is conditioned upon, and shall occur immediately prior to, the consummation of such Major Transaction or in the case of an Asset Sale, the Company’s distribution of assets to its shareholders, as applicable (provided, that delivery of such an Exercise Form shall in no event prohibit the Holder from exercising this Warrant in accordance with its terms during such five (5) Business Day period).

(v) In the event that the Company attempts to consummate a Major Transaction without complying with this Section 4(d), the Holder shall have the right to apply for an injunction in any state or federal court sitting in the City of New York, borough of Manhattan to prevent the closing of such Major Transaction until the Company (and, if applicable, the Successor Entity) shall have complied with provisions of this Section 4(d), without the necessity of showing economic loss and without any bond or other security being required.

(e) [RESERVED].

(f) Other Events. If any event of the type contemplated by the provisions of Section 4(a), 4(b), or 4(d) or any other provision hereof that provides for an adjustment of Exercise Price, the Warrant Share Number, or the number and class of shares of capital stock issuable upon exercise of this Warrant, but not expressly provided for by any such provision occurs, then the Company shall make an appropriate adjustment in the Exercise Price, the Warrant Share Number and/or number and class of shares of capital stock issuable upon exercise of this Warrant so as to protect the rights of the Holder in a manner consistent with such provisions; provided, that no such adjustment shall increase the Exercise Price or decrease the Warrant Share Number except as otherwise determined pursuant to the express provisions of Section 4(a).

(g) Calculations. All calculations under this Section 4 shall be made to the nearest one-hundredth (1/100th) of a cent or to the nearest one-tenth (l/10th) of a share, as the case may be.

(h) Notice of Adjustments. Whenever the Exercise Price or the Warrant Share Number shall be adjusted as provided in this Section 4, the Company shall as promptly as practicable prepare and make available to the Holder a statement showing in reasonable detail the facts requiring such adjustment and the Exercise Price and Warrant Share Number that shall be in effect after such adjustment.

(i) Adjustment Rules. Any adjustments pursuant to this Section 4 shall be made successively whenever an event referred to herein shall occur. If an adjustment in Exercise Price made hereunder would reduce the Exercise Price to an amount below par value of the Common Stock, then such adjustment in Exercise Price made hereunder shall reduce the Exercise Price to the par value of the Common Stock.

(j) Proceedings Prior to any Action Requiring Adjustment. As a condition precedent to the taking of any action which would require an adjustment pursuant to this Section 4, the Company shall take such actions as are necessary, which may include obtaining regulatory, stock exchange or stockholder approvals or exemptions, in order that the Company may thereafter validly and legally issue as fully paid and nonassessable Common Shares (and any other securities, if applicable) that the Holder is entitled to receive upon exercise of this Warrant pursuant to this Section 4.

(k) Major Transaction or Event of Default Prior to Issuance. Notwithstanding anything to the contrary contained herein or in the Facility Documents, any event, occurrence, transaction, fact or circumstance that would otherwise constitute a Major Transaction or Event of Default if it had occurred, been announced or been consummated following the date of issuance of this Warrant shall constitute a Major Transaction or Event of Default, as applicable, if such event, occurrence, transaction, fact or circumstance shall have occurred, been announced or been consummated at any time prior to or contemporaneously with the issuance of this Warrant and after the Closing Date.

5. Taxes; HSR.

(a) Taxes. The Company shall be responsible for paying all present or future stamp, court or documentary, intangible, recording, filing or similar taxes that arise from the issuance of this Warrant and any payment or issuance made under, from the execution, delivery, performance, enforcement or otherwise with respect to, this Warrant, including upon the issuance of Warrant Shares or other securities issued upon the exercise hereof.

(b) HSR Submissions. If the Holder determines in good faith that the exercise of this Warrant is subject to notification under the Hart-Scott Rodino Antitrust Improvements Act of 1976, as amended, and the related rules and regulations promulgated thereunder (collectively, the “HSR Act”), each of the Company and the Holder agrees to (i) cooperate with the other party in the other party’s preparing and making such submission and any responses to inquiries of the Federal Trade Commission (“FTC”) and/or Department of Justice (“DOJ”); and (ii) prepare and make any submission required to be filed by the Company or the Holder, as applicable, under the HSR Act and respond to inquiries of the FTC and DOJ in connection therewith. The Company shall pay, or reimburse the Holder for, the costs of any required filing fees for any submissions under the HSR Act. Where the Holder notifies the Company that, pursuant to this section, the Holder has determined that an HSR filing is required, the Company shall not issue Warrant Shares until the expiration or early termination of the applicable waiting period under the HSR Act.

6. Dispute Resolution. In the case of a dispute between the Company and the Holder as to the determination of the Exercise Price, Market Price, Volume Weighted

Average Price, Major Transaction Consideration, Major Transaction Warrant Share Number or Cash Settlement Amount, the Company shall issue, or instruct the Transfer Agent to issue, as applicable, to the Holder the number of Warrant Shares that is not disputed and shall transmit an explanation of the disputed determinations or arithmetic calculations to the Holder via email within two (2) Business Days of receipt or deemed receipt of the Holder’s Exercise Form or other date of determination. If the Holder and the Company are unable to agree upon the determination of the Exercise Price, Market Price, Volume Weighted Average Price, Major Transaction Consideration, Major Transaction Warrant Share Number or Cash Settlement Amount within one (1) Business Day of such disputed determination or arithmetic calculation being transmitted to the Holder, then the Company shall promptly (and in any event within two (2) Business Days) submit via email (A) the disputed determination of the Exercise Price, Market Price, Volume Weighted Average Price, Major Transaction Consideration, Major Transaction Warrant Share Number or Cash Settlement Amount, as applicable, to an independent, reputable investment banking firm selected by the Company and subject to the approval of the Required Holders (such consent not to be unreasonably withheld, conditioned or delayed), or (B) in the case of a dispute as to the arithmetic calculation of the Exercise Price or the arithmetic calculation of the Volume Weighted Average Price or Major Transaction Consideration, to an independent registered public accounting firm selected by the Company and, if not the Company’s auditors, subject to the approval of the Required Holders, as the case may be. The Company shall direct the investment bank or the accounting firm, as the case may be, to perform the determinations or calculations and notify the Company and the Holder of the results no later than two (2) Business Days from the time it receives the disputed determinations or calculations. Such investment bank’s or accounting firm’s determination or calculation, as the case may be, shall be binding upon all parties absent manifest error. Notwithstanding anything herein to the contrary, any such final determination in respect of a dispute in connection with a Major Transaction in which the Company is not the surviving parent entity, shall be made prior to the occurrence of such Major Transaction. Neither the Holder nor the Company shall have the right to dispute any determination pursuant to the provisions of this Section 6 unless such party notifies the other party of such dispute in writing no later than two (2) Business Days after the other party notifies the Holder or the Company, as applicable, in writing of such determination.

7. Frustration of Purpose. The Company hereby covenants and agrees that the Company will not, by amendment of its certificate of incorporation, bylaws or through any reorganization, transfer of assets, consolidation, merger, scheme of arrangement, dissolution, issue or sale of securities, or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Warrant, and will at all times in good faith carry out all the provisions of this Warrant and take all action as may be required to protect the rights of the Holder. Without limiting the generality of the foregoing, the Company (i) shall not increase the par value of any Common Shares receivable upon the exercise of this Warrant above the Exercise Price then in effect, (ii) shall not issue any preferred stock (or other capital stock) that contains, or provides any holder thereof with, any redemption rights or obligations (or similar features) or any liquidation preference (other than on an as-converted to Common Stock basis or a de minimis preference necessary to comply with the Delaware General Corporation Law), is convertible into

Common Stock at a rate that “floats” or varies based upon the trading price of the Common Stock or otherwise contains rights or other terms in priority to the rights and terms of the Common Stock, and (iii) shall take all such actions as may be necessary or appropriate in order that the Company may validly and legally issue fully paid and nonassessable Common Shares upon the exercise of this Warrant. Nothing in this Section 7 shall be deemed to limit or otherwise affect the Company’s ability to issue or sell Common Stock.

8. Definitions. For the purposes of this Warrant, the following terms have the following meanings:

“Action” means any legal, regulatory or administrative proceeding, suit, investigation, arbitration or action.

“Rule 144 Affiliate” means, with respect to any person as of the applicable time of determination, that such person is not as of such time, and has not been at any time during the preceding three months, a “person” that is an “affiliate” of the Company within the meaning of Rule 144.

“Asset Sale” means a transaction described in clause (B) of the definition of “Major Transaction.”

“Authorized Share Restriction Period” means the period commencing, if at all, on the Date of Issuance and ending on the earliest to occur of: (a) December 26, 2022, if as of such date the Company shall not have consummated an Equity Financing, (b) the later to occur of (y) the Charter Effective Time and, (x)if the Charter Amendment provides for a reverse split of the Common Stock, the Reverse Split Effective Time, and (c) such date after December 26, 2022 as there shall otherwise be sufficient authorized, unissued and unreserved (other than for issuance pursuant to the Convertible Notes and Warrants) Common Shares to provide for the issuance of the total number of Shares (including Additional Shares) that are then issuable (or may then become issuable) upon conversion of the Notes. Notwithstanding the foregoing, if the “Authorized Share Conversion Restriction Period” under the Convertible Note in respect of which this Warrant shall have been issued shall have ended, or if any event specified in clause (a), (b) or (c) of this definition shall have occurred or be occurring, on or prior to the date this Warrant is issued, then there shall be no Authorized Share Restriction Period (nor, for the avoidance of doubt, any Cash Settlement Period) under this Warrant and the provisions of Section 2(n) and Section 2(o) shall be of no force or effect.

“Beneficial Ownership Limitation” has the meaning specified in Section 2(k) hereof.

“Black Scholes Value” means the value of this Warrant or applicable portion thereof as determined by use of the Black-Scholes Option Pricing Model using the criteria set forth on Schedule 1 hereto.

“Business Day” means any day, except a Saturday, Sunday or legal holiday, on which banking institutions in the city of New York, New York are authorized or obligated by law or executive order to close; provided, however, for clarification, bank institutions shall not be deemed to be authorized or obligated by law or executive order to remain closed due to

“stay at home,” “shelter-in-place,” “non-essential employee” or any other similar orders or restrictions or the closure of any physical branch locations at the direction of any governmental authority so long as the electronic funds transfer systems (including for wire transfers) of commercial banks in the City of New York generally are open for use by customers on such day.

“Cash Exercise” has the meaning specified in Section 2(b) hereof.

“Cash Settlement Period” means the period commencing on the earlier of December 26, 2022 and the date a Major Transaction Notice is delivered (or is required to be delivered) in respect of a Major Transaction and ending upon the termination of the Authorized Share Restriction Period.

“Cashless Exercise” has the meaning specified in Section 2(c) hereof.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, as from time to time amended, modified, supplemented or restated in accordance with its terms and pursuant to applicable law.

“Closing Price” means, for any security as of any Trading Day, the closing (last sale) price per share for such security on its Principal Market on such Trading Day (at the end of regular trading hours on such Principal Market), as reported by Bloomberg, or if no closing price per share is reported for such security by Bloomberg, the average of the last bid and last ask price (or if more than one in either case, the average of the average last bid and average last ask prices) per share for such security on such Trading Day as reported in the composite transactions for the principal U.S. national or regional securities exchange on which the Common Stock is traded. If such security is not listed for trading on a U.S. national or regional securities exchange on the relevant Trading Day, then the Closing Price for such security will be the average of the mid-point of the last bid and last ask prices per share for such security in the over-the-counter market on the relevant Trading Day as reported by OTC Markets Group or similar organization. If the Closing Price cannot be calculated for a security on such date on any of the foregoing bases, the Closing Price of such security on such date shall be the fair market value per share of such security as determined in good faith by the Company in reliance on an opinion of a nationally recognized independent investment banking firm retained by the Company (at its sole cost and expense) for this purpose; provided, that (i) the Holder shall have a right to receive from the Company the calculations performed to arrive at such fair market value and a copy of each valuation used in connection therewith, and (ii) to the extent the most recent such valuation is made as of a date that precedes the date for which the Closing Price is being determined, the Closing Price shall be adjusted to reflect subsequent events that occur after the date of such valuation.

“Common Shares” means shares of Common Stock.

“Common Stock” has the meaning specified in the preamble hereof.

“Company” has the meaning specified in the preamble hereof.

“Delivery Failure” means the Company fails to deliver Warrant Shares to Holder within any applicable Delivery Period (other than due to the Beneficial Ownership Limitation);

“Delivery Period” means, in respect of each exercise of the Holder’s purchase right hereunder, the period commencing on the delivery of an Exercise Form in respect of such exercise and ending on the deadline for delivery of the applicable Warrant Shares as set forth in Section 2(e).

“DTC” has the meaning specified in Section 2(e) hereof.

“DWAC” has the meaning specified in Section 2(e) hereof.

“Event of Default” means the occurrence of any of the following: (i) a Registration Failure occurs and remains uncured for a period of more than thirty (30) days; (ii) a Public Reporting Failure occurs and remains uncured for a period of more than thirty (30) days; (ii) a Delivery Failure occurs and remains uncured for a period of more than ten (10) Business Days; or at any time, the Company announces or states in writing that it will not honor its obligations to issue and deliver Common Shares to Holder upon exercise by Holder of this Warrant; (iii) a Legend Removal Failure occurs and remains uncured for a period of ten (10) days; (iv) a Transfer Delivery Failure occurs and remains uncured for a period of twenty (20) days; (v) the Company breaches any of its obligations under Section 4(d) hereof in respect of a Major Transaction; (vi) the Company commits any other material breach of its obligation hereunder or under the Registration Rights Agreement and such breach remains uncured for a period of more than thirty (30) days following notice of such breach; (vii) the liquidation, bankruptcy, insolvency, dissolution or winding up (or the occurrence of any analogous proceeding) of the Company; (viii) the Common Shares cease to be listed, traded or publicly quoted on the NASDAQ Global Select Market and are not promptly re-listed or requoted on either the New York Stock Exchange, the NYSE American, the NASDAQ Global Market or the NASDAQ Capital Market (or, in each case, any successor thereto); or (ix) the Common Stock ceases to be registered under Section 12 of the Exchange Act.

“Excess Warrant Shares” means, with respect to each exercise of this Warrant during the Authorized Share Restriction Period, the number of Warrant Shares (if any) issuable upon such exercise (disregarding for such purpose the Beneficial Ownership Limitation, the Cap Allocation Amount and any other restriction or limitation on exercise) in excess of the Cap Allocation Amount in effect immediately prior to such exercise.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exercise Date” has the meaning specified in Section 2(a) hereof.

“Exercise Form” has the meaning specified in Section 2(a) hereof.

“Exercise Price” means $[___]2, subject to adjustment as set forth herein.

“Facility Agreement” has the meaning specified in the preamble hereof.

“Holder” means the Person or Persons who shall from time to time own this Warrant.

“Legend Removal Failure” means the Company fails to issue this Warrant and/or Warrant Shares without a restrictive legend, or fails to remove a restrictive legend, when and as required under Section 2(g) hereof.

“Major Transaction” means any of the following, in each case, whether effected in a single transaction or series of related transactions, directly or indirectly:

(A) a consolidation, merger, exchange of shares, recapitalization, reorganization, business combination or other similar event, (1) following which the holders of Common Stock immediately preceding such consolidation, merger, exchange, recapitalization, reorganization, combination or event either (a) no longer hold at least 50% of the Common Stock or (b) no longer have the ability to elect at least 50% of the members of the board of directors of the Company or (2) as a result of which Common Stock shall be converted into or re-designated as (or the holders of shares of Common Stock become entitled to receive) the same or a different number of shares of the same or another class or classes of stock or securities of the Company or another entity (other than to the extent the shares of Common Stock are changed or exchanged solely to reflect a change in the Company’s jurisdiction of incorporation); or

(B) the sale or transfer (other than to a wholly owned subsidiary of the Company that is a Loan Party) in a single transaction or series of related transactions of (i) all or substantially all of the assets of the Company (including, for the avoidance of doubt, all or substantially all of the assets of the Company and its Subsidiaries) or (ii) assets of the Company or its Subsidiaries for a purchase price equal to more than 50% of the Enterprise Value (as defined below) of the Company. For purposes of this clause (B), “Enterprise Value” shall mean (I) the product of (x) the number of issued and outstanding shares of Common Stock on the date the Company delivers the Major Transaction Notice (as defined below in Section 3(b)) multiplied by (y) the per share closing price of the Common Stock on such date plus (II) the amount of the Company’s debt as shown on the latest financial statements filed with the SEC (the “Current Financial Statements”) less (III) the amount of cash and cash equivalents of the Company as shown on the Current Financial Statements; or

(C) a “person” or “group” within the meaning of Section 13(d) of the Exchange Act, other than the Company, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner” as defined in Rule 13d-3 under the Exchange Act of the Company’s

[2]	NTD: The Exercise Price will be the Conversion Price in effect on the date of issuance of this Warrant.

Common Equity representing more than 50% of the voting power of the Company’s Common Equity; or

(D) the liquidation, bankruptcy, insolvency, dissolution or winding-up (or the occurrence of any analogous proceeding) affecting the Company.

“Major Transaction Consideration” means (a) the amount of cash, property and other assets and the number of securities or other property of the Successor Entity, the Company or other entity that would be issuable in the Major Transaction, in respect of a number of shares equal to the Major Transaction Warrant Share Number (assuming, for these purposes, that such shares had been issued and outstanding immediately prior to consummation of such Major Transaction) or (b) if none of the foregoing applies, an amount in cash equal to the Black-Scholes Value of the unexercised portion of this Warrant. If holders of Common Shares are given any choice as to the securities, cash or property to be received in a Major Transaction, then the Holder shall be given the same choice as to the Major Transaction Consideration it receives upon a Major Transaction Redemption.

“Major Transaction Warrant Share Number” means an amount equal to the Black-Scholes Value of the unexercised portion of this Warrant determined as of the date the applicable Major Transaction is consummated or otherwise occurs, divided by the Closing Price of the Common Stock on the principal securities exchange or other securities market on which the Common Stock is then traded on the Trading Day immediately preceding the date on which the applicable Major Transaction is consummated or otherwise occurs.

“Market Price” means, with respect to a share of Common Stock or any other security, on any given day, the arithmetic average of the Volume Weighted Average Price (as defined below) of the Company’s Common Stock or such security on each of the five (5) consecutive Trading Days ending immediately prior to the Exercise Date or other date of determination (or, for the avoidance of doubt, for purposes of the determination of the Market Price in the case of an exercise of this Warrant, or any other event, occurring on a Trading Date after the end of regular trading hours on the applicable exchange or trading market, ending on such Exercise Date or other date of determination). In the event that a Stock Event is consummated during any period for which the arithmetic average of the Volume Weighted Average Prices is to be determined, the Volume Weighted Average Price for all Trading Days during such period prior to the effectiveness of the Stock Event shall be appropriately adjusted to reflect such Stock Event.

“Original Issue Date” means the date this Warrant is originally issued pursuant to the Facility Agreement.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity.

“Principal Market” means the principal securities exchange or trading market for such security.

“Public Reporting Failure” has the meaning ascribed thereto in the Registration Rights Agreement.

“Registration Failure” means that (A) the Company fails to file with the SEC on or before the Filing Deadline any Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, (B) the Company fails to use its reasonable best efforts to obtain effectiveness with the SEC, prior to the Registration Deadline (as defined in the Registration Rights Agreement), of any Registration Statement (as defined in the Registration Rights Agreement) that is required to be filed pursuant to Section 2(a) of the Registration Rights Agreement, or fails to use its reasonable best efforts to keep each such Registration Statement current and effective as required in Section 3 of the Registration Rights Agreement, (C) the Company fails to use its reasonable best efforts to file any additional Registration Statement required to be filed pursuant to Section 2(a) of the Registration Rights Agreement on or before the Additional Filing Deadline or fails to use its reasonable best efforts to cause such additional Registration Statement to become effective on or before the Additional Registration Deadline, (D) any Registration Statement required to be filed under the Registration Rights Agreement, after its initial effectiveness and during the Registration Period (as defined in the Registration Rights Agreement), lapses in effect or sales of all of the Registrable Securities (as defined in the Registration Rights Agreement) cannot otherwise be made thereunder (whether by reason of the Company’s failure to amend or supplement the prospectus included therein in accordance with the Registration Rights Agreement, the Company’s failure to file and use its best efforts to obtain effectiveness with the SEC of an additional Registration Statement or amended Registration Statement required pursuant to the Registration Rights Agreement, or (E) the Company fails to provide a commercially reasonable written response to any comments to any Registration Statement submitted by the SEC within twenty (20) days of the date that such SEC comments are received by the Company..

“Registration Rights Agreement” means that certain Amended and Restated Registration Rights Agreement, dated as of the Closing Date, among the Company, Deerfield Partners, L.P., and any other Investors (as defined therein) from time to time signatory thereto, as may be amended, restated, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Required Holders” means, as of any date of determination, the holders of a majority-in-interest of the Warrants as of such date.

“SEC” means the U.S. Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Standard Settlement Period” means the standard settlement period for equity trades effected by U.S. broker-dealers, expressed in a number of Trading Days, as in effect on the applicable date.

“Stock Event” means any stock split or other subdivision of outstanding Common Stock, combination of outstanding Common Stock (including by reverse stock split), reclassification, payment of a stock dividend in Common Shares, recapitalization, or other similar transaction of such character that Common Shares shall be changed into or become exchangeable for a larger or smaller number of Common Shares.

“Term” has the meaning specified in Section 1 hereof.

“Trading Day” means any day on which the Common Shares are traded for any period on the Nasdaq Global Select Market, or if the Common Shares are no longer listed on the Nasdaq Global Select Market on the other United States securities exchange or market on which the Common Shares are then being principally traded. If the Common Shares are not so listed or traded, then “Trading Day” means a Business Day.

“Transfer Delivery Failure” means the Company has failed to deliver a Warrant within any applicable Transfer Delivery Period.

“Unrestricted Conditions” has the meaning specified in Section 2(g)(ii) hereof.

“Volume Weighted Average Price” means, with respect to a share of Common Stock or any other security as of any date, the volume weighted average sale price on the principal United States exchange or market on which the Common Stock or such security is then being traded as reported by, or based upon data reported by, Bloomberg Financial Markets or an equivalent, reliable reporting service mutually acceptable to and hereafter designated by the Required Holders and the Company (“Bloomberg”), or, if no volume weighted average sale price is reported for such security, then the last closing trade price of such security as reported by Bloomberg, or, if no last closing trade price is reported for such security by Bloomberg, the average of the bid prices of any market makers for such security on the OTC Bulletin Board, the OTCQX Market, the OTCQB Market or Pink Open Market of OTC Markets Group (or, in each case, any successor to such market).

“Warrant” means this Warrant and any other warrants of like tenor issued in substitution or exchange for any thereof pursuant to the provisions of Section 2(e) hereof.

“Warrant Share Number” means [_______]3, subject to adjustment as set forth herein, including reduction for each Common Share as to which this Warrant has been exercised (whether pursuant to a Cash Exercise or a Cashless Exercise) hereunder (subject to the Company’s compliance with its obligations with respect to each such exercise under Section 2 hereof).

“Warrant Shares” has the meaning set forth in the preamble.

“Warrants” means, collectively, this Warrant and each other warrant issued pursuant to the Facility Agreement and any Warrants issued in exchange, transfer or replacement hereof or thereof, as any of the foregoing may be amended, restated, supplemented or otherwise modified from time.

[3]

NTD: The Warrant Share Number will initially be the result of (i) the principal amount of the Convertible Notes prepaid or otherwise repaid in connection with which this Warrant is issued, divided by (ii) the initial Exercise Price of this Warrant (equal to the Conversion Price then in effect).

9. Amendment and Waiver. Any term, covenant, agreement or condition in this Warrant may be amended, or compliance therewith may be waived (either generally or in a particular instance and either retroactively or prospectively), by a written instrument or written instruments executed by the Company and the Required Holders, and all amendments and waivers so approved shall be binding upon holders of all warrants issued pursuant to the Credit Agreement.

10. Governing Law; Jurisdiction; Specific Performance. This Warrant and all matters concerning the construction, validity, enforcement and interpretation hereof or otherwise relating hereto shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of laws of any jurisdiction other than those of the State of New York. All Actions arising out of or relating to this Warrant shall be heard and determined in the courts of the State of New York or the courts of the United States located in the Borough of Manhattan, New York City, New York, and the parties hereto hereby irrevocably submit to the exclusive jurisdiction and venue of such courts in any such Action and irrevocably waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action. The consents to jurisdiction and venue set forth in this Section 10 shall not constitute general consents to service of process in the State of New York and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Warrant shall be effective if notice is given by overnight courier at the address set forth in Section 11 of this Warrant. The parties hereto agree that a final judgment in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment. The parties hereto agree that irreparable damage for which monetary relief, even if available, would not be an adequate remedy, would occur in the event that the parties hereto do not perform the provisions of this Warrant in accordance with its specified terms or otherwise breach such provisions. Accordingly, the parties acknowledge and agree that the parties shall be entitled to seek an injunction or injunctions, specific performance or other equitable relief to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof in the courts without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Warrant or any other Facility Documents, and this right of specific enforcement is an integral part of the terms of this Warrant. The parties agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to law or inequitable for any reason, and agree not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law. The parties acknowledge and agree that any party shall not be required to provide any bond or other security in connection with its pursuit of an injunction or injunctions to prevent breaches of this Warrant and to enforce specifically the terms and provisions hereof. The remedies provided in this Warrant shall be cumulative and in addition to all other remedies available under this Warrant, the Facility Documents at law or in equity (including a decree of specific performance and/or other injunctive relief).

11. Notices. All notices, requests, claims, demands and other communications under this Warrant shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by email, or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties hereto at the following respective addresses (or at such other address for a party hereto as shall be specified in a notice given in accordance with this Section 11):

(a) If to the Holder:

c/o Deerfield Management Company, L.P.

345 Park Avenue South, 12th Floor

New York, NY 10010

Attn: Legal Department

E-mail: legalnotice@deerfield.com

With a copy to (which copy alone shall not constitute notice):

Katten Muchin Rosenman LLP

525 West Monroe Street

Chicago, IL 60661

Attn: Mark D. Wood and Jonathan D. Weiner

Email: mark.wood@katten.com, jonathan.weiner@katten.com

or at such other address or contact information delivered by the Holder to the Company in writing.

(b) If to the Company:

Sientra, Inc.

420 South Fairview Avenue, Suite 200

Santa Barbara, CA 93117

Email: oliver.bennett@sientra.com

Attn: Oliver Bennett, Esq.

with a copy to (which copy alone shall not constitute notice):

DLA Piper LLP (US)

4365 Executive Dr., Suite 1100

San Diego, CA 92121

Email: michael.kagnoff@dlapiper.com

Attn: Michael Kagnoff, Esq.

In connection with any exercise or assignment of this Warrant, no ink-original Exercise Form or Assignment Form, as applicable, shall be required, nor shall any medallion guarantee (or other type of guarantee or notarization) of any Exercise Form or Assignment Form be required.

12. Successors and Assigns. This Warrant and the rights evidenced hereby shall inure to the benefit of and be binding upon the Company and the Holder and their respective successors and permitted assigns (subject to Section 2(f) with respect to the Holder); provided that the Company shall not assign its obligations under this Warrant except in connection with a Major Transaction as provided in Section 4(d).

13. Modification and Severability. The provisions of this Warrant will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of any other provision hereof. To the fullest extent permitted by law, if any provision of this Warrant, or the application thereof to any Person or circumstance, is invalid or unenforceable, (a) a suitable and equitable provision will be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision, and (b) the remainder of this Warrant and the application of such provision to other Persons, entities or circumstances will not be affected by such invalidity or unenforceability.

14. Material Nonpublic Information. Upon receipt or delivery by the Company of any notice pursuant to this Warrant, including, as applicable, any Default Notice in accordance with the terms of this Warrant, unless the Company has in good faith determined that the matters relating to such notice do not constitute material nonpublic information relating to the Company or its subsidiaries, if requested by Holder, the Company shall within one (1) Trading Day after any such receipt or delivery, publicly disclose such material nonpublic information in a report on Form 8-K or otherwise in a filing with the SEC. Without derogating from the immediately previous sentence, in the event that the Company believes that any notice delivered to the Holder contains material nonpublic information relating to the Company, the Company shall so indicate to the Holder prior to the delivery of such notice, and such indication shall provide the Holder the means to refuse to receive such notice; and in the absence of any such indication, the Holder shall be allowed to presume that all matters relating to such notice do not constitute material nonpublic information relating to the Company. The provisions of this Section 14 are in addition to, and shall in no way limit, the provisions of Section 5.18 of the Facility Agreement.

15. Interpretation.

(a) When a reference is made in this Warrant to a Section, such reference shall be to a Section of this Warrant unless otherwise indicated. The headings contained in this Warrant are for reference purposes only and shall not affect in any way the meaning or interpretation of this Warrant. Whenever the words “include,” “includes” or “including” are used in this Warrant, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Warrant shall refer to this Warrant as a whole and not to any particular provision of this Warrant unless the context requires otherwise. The words “date hereof’ when used in this Warrant shall refer to the date of this Warrant. The terms “or,” “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” All terms defined in this Warrant shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Warrant are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to, and all payments hereunder shall be made in, the lawful money of the United States. References to a Person are also to its successors and permitted assigns. When calculating the period of time between which, within which or following which any act is to be done or step taken pursuant to this Warrant, the date that is the reference date in calculating such period shall be excluded (and, unless otherwise required by law, if the last day of such period is not a Business Day, the period in question shall end on the next succeeding Business Day).

[Signature pages follow]

IN WITNESS WHEREOF, the Company has duly executed this Warrant.

Dated: [_____ __, 202_].

SIENTRA, INC.

By:
Name:
Title:

[Signature Page to Warrant]

A-1

EXHIBIT A

FORM OF EXERCISE NOTICE

(To be executed by the registered holder hereof)

Reference is made to the Warrant to Purchase Common Shares of Sientra, Inc. No. W-[_] (the “Warrant”).

The undersigned hereby irrevocably exercises the Warrant with respect to shares of common stock, par value $0.01 per share (the “Common Stock”), of Sientra, Inc., a Delaware corporation (the “Company”).

Check the applicable box:

☐ The undersigned is exercising the Warrant with respect to [_______] shares of Common Stock pursuant to a Cashless Exercise, and makes payment of the Exercise Price with respect to such shares in full, all in accordance with the conditions and provisions of the Warrant applicable to such Cashless Exercise.

☐ The undersigned is exercising the Warrant with respect to [__________] shares of Common Stock pursuant to a Cash Exercise. [IF APPLICABLE: The undersigned hereby encloses, or has delivered by wire transfer to an account designated by the Company, $____ as payment of the Exercise Price.]

☐ The undersigned is exercising the Warrant with respect to [__________] shares of Common Stock pursuant to a Note Exchange Exercise. The undersigned hereby agrees to cancel $_________ of principal outstanding under the Convertible Notes indicated below of the Company held by the Holder in satisfaction of the Exercise Price in accordance with the conditions and provisions of the Warrant applicable to such Note Exchange Exercise.

1. The undersigned requests that [any stock certificates for such shares be issued free of any restrictive legend, if appropriate,]/[the shares be credited to the Holder’s account with its prime broker by DWAC to the account specified below] [and, if requested by the undersigned, a warrant representing any unexercised portion hereof be issued, pursuant to the Warrant in the name of the undersigned and delivered to the undersigned at the address set forth below.]

2. Capitalized terms used but not otherwise defined in this Exercise Form shall have the meaning ascribed thereto in the Warrant.

Dated: _______________

Please issue shares of Common Stock in the following name and, if applicable, to the following address:

Issue to (print name):

A-1

Email Address:

DTC Details (if applicable):

Address for Stock Certificates (if applicable):

A-2

EXHIBIT B

ASSIGNMENT FORM

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                  the within Warrant and all rights evidenced thereby and does irrevocably constitute and appoint                 , attorney, to transfer the said Warrant on the books of the within named corporation.

Dated:	Signature ____________________________

Address _____________________________

PARTIAL ASSIGNMENT

(To be executed by the registered holder hereof)

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                  the right to purchase                  Common Shares issuable upon exercise of the attached Warrant, and does irrevocably constitute and appoint                 , attorney, to transfer that part of the said Warrant on the books of the within named corporation.

Dated:	Signature ____________________________

Address _____________________________

Schedule 1

Black-Scholes Value

Remaining Term	Number of calendar days from date of consummation or occurrence of the Major Transaction or Event of Default until the last date on which this Warrant may be exercised.

Interest Rate	A risk-free interest rate corresponding to the US$ Treasury Yield +0.50% for a period equal to the Remaining Term.

Cost to Borrow	Zero

Volatility	Major Transaction or Event of Default: Fifty percent (50%).

Stock Price

Major Transaction:

The greatest of (1) the per share closing (last sale) price of the Common Shares on the Nasdaq Global Select Market, or, if that is not the principal trading market for the Common Shares, such principal market on which the Common Shares are traded or listed (the “Closing Market Price”) on the Trading Day immediately preceding the date on which the Major Transaction is consummated or otherwise occurs, (2) the first Closing Market Price following the first public announcement of the Major Transaction, and (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Major Transaction.

Event of Default:

The greatest of (1) the per share closing (last sale) price of the Common Shares on the Nasdaq Global Select Market, or, if that is not the principal trading market for the Common Shares, such principal market on which the Common Shares are traded or listed (the “Closing Market Price”) on the Trading Day immediately preceding the date on which the Event of Default occurs, (2) the first

Closing Market Price following the first public announcement of the Event of Default (as applicable), and (3) the Closing Market Price as of the date immediately preceding the first public announcement of the Event of Default (as applicable).